Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XM Satellite Radio Holdings Inc.

XM Satellite Radio Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of XM Satellite Radio Holdings Inc. and to the consolidated financial statements and related financial statement schedule of XM Satellite Radio Inc. incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean VA

December 28, 2005